EXHIBIT 4.1

FORM OF

WARRANT AGREEMENT

This WARRANT AGREEMENT (this “Agreement”) is made as of April [●], 2022, by and between SOBR Safe, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, a limited trust company organized under the laws of the State of New York, as warrant agent (the “Warrant Agent”). Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 22 hereof.

RECITALS

WHEREAS, the Company is entering into that certain Underwriting Agreement with Alexander Capital, LP (the “Underwriting Agreement”), pursuant to which the Company will be issuing warrants to purchase it common stock, par value $0.0001, to investors in the Company’s registered offering of its securities (the “Warrants”);

WHEREAS, to the Company is registering for resale any Warrants it sells in the offering and the shares of Common Stock issuable upon exercise of any Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, exercise and cancellation of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the Holders (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Appointment of the Warrant Agent. The Company hereby appoints the Warrant Agent to act as an agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth herein.

Section 2. Warrants.

(a) Form of Warrant.

(i) Each Warrant shall be issued in certificated form in substantially the form attached as Exhibit A hereto, the provisions of which are incorporated herein, and shall be dated the date on which countersigned by the Warrant Agent, shall have such insertions as are appropriate or required or permitted by this Agreement and may have such letters, numbers or other marks of identification and such legends and endorsements as the officers of the Company executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed, or to conform to usage.

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(ii) Each certificate representing a Warrant (each, a “Warrant Certificate”) shall bear the legend in substantially the form set forth on Exhibit A.

(iii) Subject to the terms hereof, including without limitation, if applicable, the restrictions on exercise under securities law, this Agreement, each as may be amended from time to time, each Warrant shall be exercisable for the number of shares of Common Stock set forth thereon as the same may be adjusted from time to time as set forth herein.

(b) Execution and Delivery of Warrant Certificates.

(i) At any time and from time to time on or after the date of this Agreement, at the times and in the amounts provided for in the SPA, Warrant Certificates evidencing the Warrants shall be executed by the Company and delivered to the Warrant Agent for countersignature, and the Warrant Agent shall, as directed by the Company in writing, countersign and deliver such Warrant Certificates to the respective Persons entitled thereto, as specified by the Company. The Warrant Agent is further hereby authorized to countersign and deliver Warrant Certificates as required by this Section 2(b), Section 2(c), Section 3(b)(iii), Section 4(a), Section 9 and Section 10.

(ii) The Warrant Certificates shall be executed in the corporate name and on behalf of the Company by any of the Chairman of the Board, the Chief Executive Officer, or the Chief Financial Officer of the Company, either manually or by facsimile signature. The Warrant Certificates shall be countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.

(c) Register; Registered Holder.

(i) Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants in accordance with the restrictions on transfer set forth herein. Upon the initial issuance of any Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective Holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

(ii) Registered Holder. The term “Holder” shall mean any Person in whose name ownership in the Warrants shall be registered upon the Warrant Register. Prior to due presentment for registration or transfer of any Warrant, the Company and the Warrant Agent may deem and treat the Holder as the absolute owner of such Warrant and of each Warrant (notwithstanding any notation of ownership or other writing on a Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

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Section 3. Exercise of Warrant.

(a) Subject to the provisions of the Warrant and this Agreement, including without limitation this Section 3 and Section 9, and securities law, each Warrant, when countersigned by the Warrant Agent, may be exercised, in whole or in part, on one or more occasions, on any Business Day by the Holder thereof during the Exercise Period applicable to such Warrant. Any exercise of a Warrant shall be effected by:

(i) delivery to the Warrant Agent at the office of the Warrant Agent, or, if applicable, at the office of its successor as Warrant Agent, of: (A) the Warrant Certificate evidencing the Warrant and (B) a written notice in the form attached as Exhibit B hereto (the “Exercise Notice”), properly completed and executed, stating that such Holder elects to exercise the Warrants in accordance with the provisions of this Section 3, specifying the name or names in which such Holder wishes the certificate or certificates for shares of Common Stock to be issued and making the appropriate securities law representation contained therein; and

(ii) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Warrants. Such Exercise Price shall be payable (A) by a certified or official bank check payable to the order of the Warrant Agent or (B) by the surrender (which surrender shall be evidenced by cancellation of the number of Warrants represented by any Warrant certificate presented in connection with a Cashless Exercise (as defined below)), if applicable, of a Warrant or Warrants (represented by one or more relevant Warrant certificates), and without the payment of the Exercise Price in cash, in return for the delivery to the surrendering Holder of that number of shares of Common Stock equal to (I) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (assuming the Exercise Price were being paid in cash, wire transfer or certified or official bank check) reduced by (II) that number of shares of Common Stock equal to the quotient obtained by dividing (x) the aggregate Exercise Price to be paid in respect of such shares of Common Stock by (y) the Market Price of one share of Common Stock on the Business Day which next precedes the day of exercise of the Warrant. An exercise of a Warrant in accordance with clause (B) is herein referred to as a “Cashless Exercise.” The documentation and consideration, if any, delivered in accordance with this Section 3(a) are collectively referred to herein as the “Warrant Exercise Documentation.”

(b) As promptly as practicable, and in any event within five Business Days after receipt of the Warrant Exercise Documentation, the Company shall:

(i) deliver or cause to be delivered the number of validly issued, fully paid and non-assessable shares of Common Stock properly specified in the Warrant Exercise Documentation in certificated form (a “Share Settlement”), which shall bear a legend, that such shares of Common Stock have not been registered under the Securities Act;

(ii) if applicable, deliver or caused to be delivered cash in lieu of any fraction of a share of Common Stock, as hereinafter provided; and

(iii) if less than the full number of Warrants evidenced by a Warrant Certificate are being exercised, deliver or cause to be delivered (and the Warrant Agent shall so deliver or cause to be delivered at the request of the Company) a new Warrant Certificate(s), of like tenor, for the number of Warrants evidenced by such Warrant Certificate, less the number of Warrants then being exercised.

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(c) An exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that, to the extent permitted by applicable law, the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the Holder of such shares of Common Stock at such time. A surrender of a Warrant Certificate for exercise during any period while the transfer books of the Company are closed shall become effective for exercise immediately upon the reopening of such books.

(d) The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of, the issue or delivery of any shares of Common Stock issuable upon the exercise of Warrants. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the Holder of the Warrants as recorded in the Warrant Register.

(e) In connection with the exercise of any Warrants, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day which next precedes the day of exercise. If more than one such Warrant shall be exercised by the Holder thereof at the same time, the number of full shares of Common Stock issuable on such exercise shall be computed on the basis of the total number of Warrants so exercised.

Section 4. Adjustments.

(a) Adjustment of Number Issuable. The number of shares of Common Stock issuable upon the valid exercise of a Warrant (the “Number Issuable”) shall be subject to adjustment from time to time as follows:

(i) In the event the Company shall at any time or from time to time after the Issue Date:

(A) pay a dividend or make a distribution of Equity Securities on the outstanding shares of Common Stock of the Company;

(B) forward split or subdivide the outstanding shares of Common Stock into a larger number of shares; or

(C) reverse split or combine the outstanding shares of Common Stock into a smaller number of shares;

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then, and in each such case (A) through (C), the Number Issuable in effect immediately prior to such event shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of shares of Common Stock or other securities of the Company which such Holder would have owned or had been entitled to receive upon or by reason of any of the events described above, had such Warrant been exercised immediately prior to the happening of such event. An adjustment made pursuant to this Section 4(a)(i) shall become effective retroactively (x) in the event of any such dividend or distribution, immediately prior to the close of business on the record date for the determination of holders of shares of Common Stock entitled to receive such dividend or distribution, or (y) in the event of any such split, subdivision, combination or reclassification, immediately prior to the close of business on the date upon which such corporate action becomes effective. For the avoidance of doubt, no adjustment shall be made pursuant to this Section 4(a)(i) for cash dividends or distributions of cash or property that are set aside, reserved and distributed pursuant to Section 7.

(ii) Notwithstanding anything to the contrary contained in this Section 4(a), the Company shall be entitled to make such upward adjustments in the Number Issuable, in addition to those otherwise required by this Section 4(a), as the Board in its discretion shall determine to be advisable in order that any stock dividend, split, subdivision or combination of shares, distribution of rights or warrants to purchase shares, stock or securities or distribution of securities convertible into or exchangeable for shares of Common Stock hereafter made the Company to its stockholders shall not be taxable; provided, however, that any such adjustment shall treat all holders of Warrants with similar protections on an equal basis.

(b) Reorganization, Reclassification. Consolidation. Merger or Sale of Assets. In the event of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a split, subdivision or combination), or in the event of any exchange, stock sale, consolidation or merger or other similar transaction involving the Company (other than a consolidation or merger in which the Company is the resulting or surviving person and which does not result in any reclassification, conversion, exchange, extinguishment, cancellation or other change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Company (any of the foregoing, a “Transaction”), each Holder of a Warrant outstanding immediately prior to the consummation of the Transaction shall receive in connection with the consummation of such Transaction, in lieu of the Common Stock underlying the Warrant, the kind and amount of shares, stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock for which such Warrant could have been exercised immediately prior to such Transaction.

(c) Treatment of Expired or Terminated Equity Securities. Upon the expiration or termination of any unexercised, unconverted or unexchanged Equity Security (or portion thereof) for which any adjustment was made pursuant to this Section 4, the Number Issuable upon exercise of this Warrant shall forthwith be changed pursuant to the provisions of this Section 4 to the Number Issuable which would have been in effect at the time of such expiration or termination had such unexercised, unconverted or unexchanged Equity Security (or portion thereof), to the extent outstanding immediately prior to such expiration or termination, never been issued.

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(d) Minimum Adjustment of Number Issuable. Notwithstanding anything to the contrary herein, if the amount of any adjustment of the Number Issuable required pursuant to this Section 4 would be less than one percent (1%) of the Number Issuable in effect at the time such adjustment is otherwise so required to be made, then such amount shall be carried forward and adjustment shall be made with respect thereto at the time of and together with any subsequent adjustment that, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one percent (1%) of such Number Issuable.

(e) Exclusions to Adjustments. No adjustment to the Number Issuable shall be made pursuant to this Section 4 in the event of any Excluded Issuance.

Section 5. No Redemptions. The Company shall not have any right to redeem any of the Warrants evidenced hereby.

Section 6. Certain Covenants

(a) Authorized Shares. The Company covenants and agrees that all shares of capital stock of the Company which may be issued upon the exercise of the Warrants will be duly authorized, validly issued, reserved for issuance and fully paid and non-assessable upon issuance.

(b) Certificate as to Adjustments. The Company shall deliver to the Warrant Agent and each of the Holders at least five Business Days prior to the consummation of any transaction which would result in an increase or decrease in the Number Issuable pursuant to Section 4 (including, but not limited to, a Transaction) a notice thereof, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Number Issuable after giving effect to such adjustment, and shall cause a copy of such certificate to be mailed to each of the Holders. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(c) No Avoidance. The Company will not amend or modify any provision of the Certificate of Incorporation or by-laws of the Company in any manner that would adversely affect in any way the ability of the Company to validly and legally issue fully paid and non-assessable shares of Common Stock, free and clear from all mortgage, deed of trust, hypothecation, lien, pledge, encumbrance, charge, security interest, judgment lien, easement, servitude or, in each case, any other similar encumbrance (other than as provided herein and restrictions created by a Holder).

Section 7. Dividends and Distributions. In the event the Company declares a dividend or distribution, whether payable in cash or other property, that would be distributed to such Holder if such Holder’s Warrants had been converted in full into Common Stock immediately prior to the close of business on the record date for the determination of the stockholders entitled to receive such dividend or distribution, the Company shall set aside and reserve for the benefit of such Holder an amount of cash or other property, as applicable, that would have been distributed to such Holder, and such amounts shall be distributed to such Holder upon the exercise of such Holder’s Warrants.

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Section 8. Holder Not Deemed a Stockholder. Except as specifically provided for herein (including, without limitation, Section 7), nothing contained in this Agreement shall be construed to (a) grant any Holder any rights to vote or receive dividends or be deemed the holder of shares of Common Stock of the Company for any purpose, (b) confer upon any Holder any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, or (c) impose any liabilities on a Holder to purchase any securities or as a stockholder of the Company, whether asserted by the Company or creditors of the Company, prior to the issuance of the underlying shares of Common Stock.

Section 9. Certain Transfer and Exercise Restrictions.

(a) Transfer Restrictions Generally. For the avoidance of doubt, any Transfer of a Warrant shall be subject to the restrictions on Transfer set forth in Section 6.2 of the SPA.

(b) Limitations on Exercise.

(i) Notwithstanding anything to the contrary, no Warrant may be exercised in contravention of applicable law, including without limitation, if applicable, Section 5 of the Securities Act or any of the rules and regulations promulgated thereunder.

(ii) Notwithstanding anything to the contrary, no Warrant may be exercised (and the Company will have no obligation to effect any exercise) unless (i) all Required Regulatory Approvals (as defined in the SPA) have been obtained or (ii) after giving effect to the exercise, such Holder (together with such Holder’s Affiliates) would not own Voting Securities (as defined in the SPA) of the Company exceeding the Regulatory Ownership Cap (as defined in the SPA).

Section 10. Replacement of Warrants. Upon receipt of evidence satisfactory to the Company and the Warrant Agent of the loss, theft, destruction or mutilation of a Warrant Certificate and, in the event of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company and the Warrant Agent, or, in the event of mutilation, upon surrender and cancellation thereof, the Warrant Agent will issue a new warrant certificate of like tenor for a number of Warrants equal to the number of Warrants evidenced by such Warrant Certificate.

Section 11. Governing Law. THIS AGREEMENT AND THE WARRANTS ISSUED HEREUNDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE(WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE).

Section 12. Rights Inure to Holder. The Warrants evidenced by a Warrant Certificate will inure to the benefit of and be binding upon the Holder thereof and the Company and their respective successors and permitted assigns. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holder thereof any legal or equitable right, remedy or claim under a Warrant Certificate, and such Warrant Certificate shall be for the sole and exclusive benefit of the Company and such Holder. Nothing in this Agreement shall be construed to give a Holder any rights as a holder of shares of Common Stock until such time, if any, as the Warrants evidenced by its Warrant Certificate are exercised in accordance with the provisions hereof.

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Section 13. Warrant Agent.

(a) Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by any of the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Global Operations Officer, the General Counsel or the Corporate Treasurer of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Warrant Agreement.

(b) Compensation and Indemnity.

(i) For services rendered hereunder, the Warrant Agent shall be entitled to such compensation as shall be agreed to in writing between the Company and the Warrant Agent and the Company promises to pay such compensation and to reimburse the Warrant Agent for the out-of-pocket expenses incurred by it in connection with the services rendered by it hereunder. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

(ii) The Company agrees to indemnify the Warrant Agent and its Affiliates and their respective employees, officers or directors for, and to hold it harmless against, any and all loss, liability, damage, claim, cost or expense, including reasonable attorneys’ fees and expenses (including the reasonable costs and expenses of defending against any claim of liability, regardless of who asserts such claim), incurred by the Warrant Agent that arises out of or in connection with its accepting appointment as, or acting as, Warrant Agent hereunder, except such losses, liabilities, damages, claims, costs or expenses as may result from the gross negligence orwillful misconduct of, or material breach of this Agreement by, the Warrant Agent, its Affiliates or any of its or their officers, directors, employees, managers, agents and advisors (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Warrant Agent shall notify the Company, by letter or facsimile transmission, of a claim against the Warrant Agent or of any action commenced against the Warrant Agent, promptly after the Warrant Agent shall have received written notice thereof (to the extent not prohibited by applicable law). The failure of the Warrant Agent to so notify the Company shall not in any way relieve the Company of its obligations pursuant to this Section 13(b) except to the extent that the Company is prejudiced by such failure or delay. The provisions of this paragraph shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

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(c) Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant Certificate (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant Certificate; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof (other than in reliance upon and as directed by requests by the Company to make such adjustments) or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock will when issued be valid and fully paid and nonassessable.

(d) Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of shares of the Company’s Common Stock through the exercise of Warrants.

(e) Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of Warrants, including any transfer taxes. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the Holder of the Warrants as recorded in the Warrant Register.

(f) Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 90 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 60 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the Holder of a Warrant (who shall, with such notice, submit his, her, or its Warrant for inspection by the Company or such other evidence reasonably satisfactory to the Company), then the Company may serve as the Warrant Agent. If the Company does not agree to serve as the Warrant Agent within 10 days after such 60-day period, then the Holder of any Warrant may apply to the Court of Chancery within New Castle County in the State of Delaware (and any appellate court thereof located within such county) for the appointment of a successor Warrant Agent at the Holder’s cost. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

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(g) Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further action by any Person.

(h) The Warrant Agent shall not be liable for any act or omission by it unless such act or omission constitutes gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

Section 14. Amendments; Waiver. Except as otherwise provided herein, this Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company, the Warrant Agent and the Holders of a majority of the then outstanding Warrants. No provision hereunder may be waived other than in a written instrument executed by the waiving party; provided, however, that the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall have obtained the written consent of the Holders of a majority of the then outstanding Warrants.Notwithstanding anything herein to the contrary, the Warrant Agent may, but shall not be obligated to, enter into any supplement or amendment that materially and adversely affects the Warrant Agent’s own rights, duties, obligations or immunities under this Agreement.

Section 15. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

Section 16. Counterparts. This Agreement may be executed in multiple counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic delivery (i.e., by email of a PDF signature page), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or by electronic delivery as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 17. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future applicable laws during the term thereof, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

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Section 18. Persons Benefitting. This Agreement shall be binding upon the Company and the Warrant Agent and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto and nothing in this Agreement, express or implied, is intended to or shall confer, except as otherwise provided in this Section 18, upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Each Holder, by acceptance of a Warrant Certificate, agrees to all of the terms and provisions of this Agreement applicable thereto, and each such Holder shall be deemed to be a third party beneficiary of this Agreement.

Section 19. Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

Section 20. Termination. This Agreement shall terminate upon the earlier of (i) one day after the end of the Exercise Period or, if and to the extent applicable, the delivery by the Company to the Holders of all shares of Common Stock and other securities or property in respect of all Warrants duly exercised during the Exercise Period and (ii) when all Warrants have been exercised upon the delivery to the Holders of all shares of Common Stock and other securities or property in respect of all Warrants duly exercised. Notwithstanding the foregoing, Section 13(b) shall survive the termination of this Agreement and the resignation or removal of the Warrant Agent.

Section 21. Notices. All notices and other communications hereunder will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile or e-mail (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier service or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder will be delivered, if to the Company or the Warrant Agent, to the address set forth below, or if to any Holder, to the address set forth in the Warrant Register, or in each case pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company:

SOBR Safe, Inc.

6400 S. Fiddler’s Green, Suite 525

Greenwood Village, CO 80111

Attention: Chief Financial Officer

Electronic mail:

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If to the Warrant Agent:

Equiniti Trust Company

c/o EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights MN 55120-4100

Attention: Corporate Actions

Electronic mail: EQSS-CorporateActions@equiniti.com

Section 22. Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated below:

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person.

“Agreement” has the meaning given it in the Preamble.

“Beneficial Ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The term “Beneficially Own” shall have a correlative meaning.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law or executive order to close.

“Cashless Exercise” has the meaning given it in Section 2.

“Certificate of Incorporation” means the Certificate of Incorporation of the Company, dated August 10, 2007 (as amended, modified or supplemented from time to time).

“Common Stock” has the meaning given it in the Recitals.

“Company” has the meaning given it in the Preamble.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and the policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), and the terms “Controlled by” and “Controlling” shall have correlative meanings.

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“Derivative Security” means any right, option, warrant or other security convertible into or exercisable for Common Stock, including, without limitation, the Company’s Series D Participating Convertible Preferred Stock.

“Equity Incentive Plan” means any compensation, severance or incentive plan for officers, employees, consultants or Directors of the Company.

“Equity Securities” means Common Stock and any Derivative Security of Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Excluded Issuance” means the issuance by the Company (and subsequent vesting, as applicable) of any (a) shares of Common Stock issued upon the exercise of the Warrants, (b) stock options issued to employees, consultants or non-employee directors pursuant to any Equity Incentive Plan, so long as the exercise price in respect of any such options is not less than the Market Price of the Company’s Common Stock as of the date such option is granted, (c) shares of Common Stock issued upon the conversion or exercise of stock options, (d) restricted stock units or restricted shares issued to employees, consultants or non-employee directors pursuant to any Equity Incentive Plan, or (e) Equity Securities issued (i) to Persons in connection with a joint venture, strategic alliance or other commercial relationship with such Persons (including Persons that are customers, suppliers and strategic partners of the Company) relating to the operation of the Company’s business and not for the primary purpose of raising equity capital, (ii) in connection with a transaction in which the Company, directly or indirectly, acquires another business or its tangible or intangible assets, or (iii) to lenders as equity kickers in connection with debt financings of the Company, in each case where such transactions have been approved by the Board.

“Exercise Price” is equal to $[___] per share.

“Exercise Period” means, with respect to any Warrant, on any Business Day after the Issue Date and on or before the Expiration Date.

“Expiration Date” means, with respect to any Warrant, 5:00 p.m., New York City time, on the tenth anniversary of the Issue Date, or if such day is not a Business Day, then the first Business Day following such date.

“Fair Market Value” means the amount which a willing buyer, under no compulsion to buy, would pay a willing seller, under no compulsion to sell, in an arm’s-length transaction but in all events without application of any minority, illiquidity, transfer or voting restriction, or similar discounts or reductions.

“Fully Diluted Basis” means the fully diluted weighted-average Common Stock and equivalents of the Company for the year-to-date period as of the most recent month-end calculated in accordance with GAAP and assuming the exercise or conversion of the Company’s Series D Participating Convertible Preferred Stock.

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“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body.

“Holder” has the meaning given it in Section 2(c)(ii).

“Issue Date” means, with respect to any Warrant, the date such Warrant is issued in accordance with the terms of the SPA.

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Entity.

“Market Price” means, with respect to any particular measurement date, (a) the closing price of a share of Common Stock as reported on the Principal Market for the Trading Day immediately preceding such measurement date or (b) if, the foregoing clause (a) is not applicable, the Fair Market Value of a share of Common Stock determined by a third party valuation firm mutually acceptable to the Company and the Holder.

“NASDAQ” means the The Nasdaq Stock Market.

“Number Issuable” with respect to a Warrant has the meaning given it in Section 4(a).

“NYSE” means the New York Stock Exchange LLC.

“Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Principal Market” means any of the national exchanges (i.e. NASDAQ, NYSE, NYSE MKT LLC), principal quotation systems (i.e. OTCQX, OTCQB, Pink (OTC Pink)) or other principal exchange or recognized quotation system which is at the time the principal trading platform or market for the Common Stock, which the parties acknowledge as of the date of this Agreement is the NASDAQ.

“Purchaser” has the meaning given it in the Recitals.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Share Settlement” has the meaning given it in Section 3(b)(i).

“SPA” has the meaning given it in the Recitals.

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“Subsidiary” means, with respect to any Person (herein referred to as the “parent”) (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Trading Day” means (i) any day on which the Common Stock is listed or quoted and traded on its Principal Market or (ii) if the Common Stock is not then listed or quoted and traded on any national securities exchange, then a day on which trading occurs on any over-the-counter markets.

“Transaction” has the meaning given it in Section 4(b).

“Transfer” means any voluntary or involuntary attempt to, directly or indirectly through the transfer of interests in controlled Affiliates or otherwise, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any Warrants, or the consummation of any such transaction, or taking a pledge of, any of the Warrants. The term “Transferred” shall have a correlative meaning.

“Transfer Agent” has the meaning given it in Section 2.

“VWAP” per share of Common Stock for any specified period of determination shall mean the per share volume-weighted average Market Price over such period.

“Warrant” means a Warrant in substantially the form attached as Exhibit A hereto.

“Warrant Agent” has the meaning given it in the Preamble.

“Warrant Certificate” has the meaning given it in Section 2(a).

“Warrant Exercise Documentation” has the meaning given it in Section 2.

* * * * *

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

SOBR Safe, Inc.

By:
Name:
Title:

EQUINITI TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT AGREEMENT

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EXHIBIT A

FORM OF WARRANT

SPECIMEN WARRANT CERTIFICATE

THIS WARRANT WILL BE VOID IF NOT EXERCISED PRIOR TO 5:00 P.M.

NEW YORK CITY TIME, [●], [____]

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE ARE SUBJECT TO THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF [●], 2022, AND A WARRANT AGREEMENT, DATED AS OF [●], 2022, EACH AS MAY BE AMENDED FROM TIME TO TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE SECURITIES PURCHASE AGREEMENT AND WARRANT AGREEMENT ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF [CORPORATION] (THE “COMPANY”).

WARRANT TO PURCHASE COMMON STOCK

Company:	SOBR Safe, Inc.

Number of Shares:

Class of Stock:

Exercise Price:	[_____]*

Issue Date:	[[●], [●]]

Expiration Date:

* The exercise price will be downward adjusted if the Company, or through a subsidiary, sells or enters into an agreement to sell, grant an option to sell, reprice an outstanding security to acquire ordinary shares at a price less than the exercise price. The exercise price will adjust downward to the price of the newly issued security or adjusted price of the outstanding security, but will not adjust to less than a floor price equal to 50% of the Unit offering price, which is subject to adjustment for stock splits, combinations and recapitalizations. The downward adjustment will not be made if we enter into certain delineated types of transactions, including employment related option and similar security grants, exercise of such options and security grants, exercises of currently outstanding securities so long as not repriced, and issuances for acquisitions and strategic transactions.

THIS CERTIFIES THAT, for value received [●] is entitled to purchase from the Company, until [5:00 p.m. New York City time on the Expiration Date], the number of fully paid and nonassessable shares of the Common Stock (the “Warrant Shares”) at the Exercise Price, subject to the provisions and upon the terms and conditions set forth in this Warrant and in the Warrant Agreement, dated as of [●], 2022, by and between the Company and the Warrant Agent, as in effect from time to time (the “Warrant Agreement”).

Payment of the Exercise Price may be made, at the option of the holder of the Warrant and subject to conditions set forth herein and in the Warrant Agreement, by a certified or official bank check payable to the order of the Company. The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock that may be purchased under this Warrant may be adjusted under certain conditions.

No fraction of a share of Common Stock will be issued upon any exercise of a Warrant. If, upon exercise of a Warrant, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder and pay a cash adjustment in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price of a share of Common Stock on the Business Day preceding the day of exercise.

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Upon any exercise of the Warrant for less than the total number of full shares of Common Stock provided for in this Warrant, there shall be issued to the registered holder (or such holder’s assignee) a new Warrant Certificate bearing the same restrictive legends, if any, covering the number of shares of Common Stock for which the Warrant has not been exercised.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder hereof in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other government charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

Except as set forth in the Warrant Agreement, this Warrant does not entitle the registered holder to any of the rights of a stockholder of the Company.

Capitalized terms used herein but not defined shall have the meaning set forth in the Warrant Agreement.

* * * * *

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SOBR Safe, Inc.

By:
Name:	Name:
Title:	Title:

DATED:

Countersigned

EQUINITI TRUST COMPANY, as Warrant Agent

By:
Authorized Signatory

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EXHIBIT B

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE WARRANTS

The undersigned holder hereby exercises the right to purchase [___] shares of common stock, par value $___ per share (“Warrant Shares”), of SOBR Safe, Inc., a Delaware corporation (the “Company”), evidenced by the attached Warrant Certificate (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant Agreement (the “Agreement”), dated as of [●], 2022, by and between the Company and EQUINITI TRUST COMPANY, as Warrant Agent, as in effect from time to time.

1.	Payment of Exercise Price (check applicable box).

[ ] payment in the sum of $ [is enclosed] [has been wire transferred to the Company at the following account: ] in accordance with the terms of the Warrant.

2.	Confirmation. The undersigned hereby represents and warrants that the Required Consents have been made or obtained, as applicable.

3.

Delivery of Warrant Shares. The Company shall deliver the Warrant Shares in the name of the undersigned or in such other name as is specified below in accordance with Section 3(b) of the Agreement at the following address:

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to _____________________________________________________________________________________

and, if such number of Warrants delivered pursuant to Section 3 above shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate bearing the same restrictive legends, if any, for the balance of such Warrants be registered in the name of, and delivered to, the registered holder at the address stated below its signature.

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4.	Representations and Warranties.

	(i)	The undersigned hereby certifies:

[CHECK A OR B, AS APPLICABLE]

☐    A. that it is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended;

[OR]

☐    B. enclosed herewith is an opinion of counsel to the effect that the Warrant and the securities delivered upon exercise thereof either (i) have been registered under the Securities Act or (ii) are exempt from registration thereunder.

* * * * *

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Dated: ______________________
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

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ACKNOWLEDGMENT

The Company hereby acknowledges receipt of this Exercise Notice and hereby undertakes, in accordance with Section 3(b) of the Agreement, to issue the above indicated number of shares of Common Stock or cash in lieu thereof upon satisfactory receipt of the Warrant Exercise Documentation and the restrictions on exercise and transfer set forth in the Agreement (including as referenced therein the restrictions on exercise and transfer set forth in Warrant Agreement and in the Company’s organizational documents as in effect from time to time), in the name and to the address set forth above by the exercising holder.

[CORPORATION]

By:
Name:
Title:

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